Exhibit 99.2

HYPERSCALE DATA, INC.

FORM OF NON-QUALIFIED STOCK OPTION AGREEMENT

THIS STOCK OPTION AGREEMENT (this “Agreement”) is made and entered into as of _____________, 2025, between Hyperscale Data, Inc., a Delaware corporation (the “Company”), and ___________________ (the “Optionee”).

The Company and Optionee desire to enter into this Agreement whereby the Company will grant Optionee the options specified herein to acquire certain shares of the Company’s Class A common stock, par value $0.001 per share (the “Class A Common Stock”). This Option may be exercised in whole or in part and from time to time as hereinafter provided. The Option granted under this Agreement is not intended to be an “incentive stock option” issued pursuant to a plan (a “Plan”) as set forth in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

This Option is expressly subject to the approval by the stockholders of the Company and the approval by the Trading Market (the “Required Approvals”). Notwithstanding any other terms of this Agreement, if the Company does not obtain the Required Approvals, then this Agreement and the entire Option granted hereunder shall be rescinded and Optionee agrees that the Option is void ab initio, and he/she shall cease to have any rights and will not be owed any obligations with respect to this Agreement and the Option granted hereunder. The Company makes no representations regarding whether the Required Approvals will be obtained. “Trading Market” means whichever of the New York Stock Exchange, the NYSE American, the Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market or the OTC Bulletin Board on which the Class A Common Stock is listed or quoted for trading on the date in question.

The parties hereto agree as follows:

1.            Acknowledgment. Each of the undersigned agrees that this Agreement has been executed and delivered, and the stock options are being granted, outside of a Plan.

2.            Option.

(a)       Option Grant. The Company hereby grants to Optionee an option (the “Option”) to purchase up to _______________ shares of Class A Common Stock (the “Option Shares”), at an exercise price per share of $____ (the “Option Price”). The Option Price and the number of Option Shares issuable upon exercise of the Option will be equitably adjusted for any share split, share dividend, reclassification or recapitalization of the Class A Common Stock which occurs subsequent to the date of this Agreement. The Option will expire on the close of business on the tenth anniversary of the date of this Agreement, subject to earlier expiration in connection with the termination of Optionee’s employment with the Company or any of its subsidiaries, as provided in Section 2(c) below.

(b)       Exercisability. Subject to the Required Approvals and the other provisions of this Agreement, this Option shall vest and become exercisable in installments with respect to the percentage of Option Shares set forth opposite such date if Optionee is, and has continuously been, employed by the Company or any of its subsidiaries from the date of this Agreement through such date, unless such vesting is accelerated by the Executive Committee.

Date Vested	Percentage of Option Shares

The date when all Required Approvals are obtained	50%

First calendar day of every month, starting on January 1, 2026 through December 1, 2027	2.08333%

(c)       Early Expiration of Option. Notwithstanding any provision herein to the contrary, any portion of the Option granted hereunder that has not vested and become exercisable prior to the date of Optionee’s termination of employment (the “Employment Termination Date”) will expire on such Employment Termination Date, provided, however, that an employee’s employment being transferred from the Company to Ault Capital Group, Inc. (“ACG”) whether or not pursuant to the Employee Matters Agreement to be entered into by the Company and ACG, shall not be deemed a termination for purposes of the Employment Termination Date. In this circumstance, a termination of employment from ACG will be deemed the Employment Termination Date. Any portion of the Option granted hereunder which has vested and become exercisable prior to the Employment Termination Date will expire on the earlier to occur of (i) six (6) months after the Employment Termination Date or (ii) the close of business on the tenth anniversary of the date of this Agreement.

(d)       Procedure for Exercise. At any time after all or any portion of the Options granted hereunder have become exercisable with respect to any Option Shares and prior to the close of business on the tenth anniversary of the date of this Agreement, Optionee may exercise all or any portion of the Option granted hereunder with respect to Option Shares vested pursuant to Section 2(b) above by delivering written notice of exercise to the Company (the “Exercise Notice”), which Exercise Notice is attached hereto as Exhibit B, together with (i) a written acknowledgment that Optionee has read and has been afforded an opportunity to ask questions of management of the Company regarding all financial and other information provided to Optionee regarding the Company and its subsidiaries and (ii) payment in full by delivery of a cashier’s, personal or certified check or wire transfer of immediately available funds to the Company in the amount equal to the number of Option Shares to be acquired multiplied by the option exercise price. As a condition to any exercise of the Option, Optionee will permit the Company to deliver to him or her all financial and other information regarding the Company and its subsidiaries which it believes is necessary to enable Optionee to make an informed investment decision. In the event that, at the time of the exercise of the Option, the Option Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), the Optionee will deliver to the Company his or her Investment Representation Statement in the form attached hereto as Exhibit C.

(e)       Securities Laws Restrictions. Optionee represents that when Optionee exercises any portion of the Option he or she will be purchasing the Option Shares represented thereby for Optionee’s own account and not on behalf of others. Optionee understands and acknowledges that U.S. federal and state securities laws govern and restrict Optionee’s right to offer, sell or otherwise dispose of any Option Shares unless Optionee’s offer, sale or other disposition thereof is registered under the Securities Act and federal and state securities laws or, in the opinion of the Company’s counsel, such offer, sale or other disposition is exempt from registration thereunder. Optionee agrees that he or she will not offer, sell or otherwise dispose of any Option Shares in any manner which would: (i) require the Company to file any registration statement (or similar filing under applicable securities law) with the Securities and Exchange Commission or to amend or supplement any such filing or (ii) violate or cause the Company to violate the Securities Act, the rules and regulations promulgated thereunder or any other applicable U.S. or local securities law. Optionee further understands that the certificates for any Option Shares which Optionee purchases will bear a legend as the Company deems necessary or desirable in connection with the Securities Act or other rules, regulations or laws.

(f)       Limited Transferability of the Option. The Option granted hereunder is personal to Optionee and is not transferable by Optionee except pursuant to the laws of descent or distribution. Only Optionee or his or her legal guardian or representative may exercise the Option granted hereunder.

3.            Responsibility for Taxes. Regardless of any action taken by the Company or Optionee’s employer (the “Employer”) with respect to any and all income tax, social insurance, payroll tax, payment on account, employment or other tax-related withholding (the “Tax-Related Items”), Optionee acknowledges that the ultimate liability for all Tax-Related Items legally due by Optionee is and remains his or her responsibility and that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including the grant, vesting, exercise, assignment, release or cancellation of the Option, the subsequent sale of Class A Common Stock acquired pursuant to such exercise, or the receipt of any dividends and (ii) do not commit to structure the terms of the grant or any other aspect of the Option to reduce or eliminate Optionee’s liability for Tax-Related Items.

Prior to the relevant taxable event, Optionee shall pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all withholding obligations of the Company and/or the Employer. In this regard, Optionee authorizes the Company and/or the Employer, at their discretion, to satisfy the obligations with regard to all applicable Tax-Related Items legally payable by one or a combination of the following methods: (1) withholding Optionee’s wages or other cash compensation paid to Optionee by the Company and/or the Employer; (2) withholding from the proceeds of the sale of Option Shares acquired upon exercise of the Option; (3) selling or arranging for the sale of Option Shares acquired upon exercise of the Option (on Optionee’s behalf and at his or her direction pursuant to this authorization); or (4) withholding Option Shares, provided that only the amount of shares of Class A Common Stock necessary to satisfy the minimum amount of Tax-Related Items is withheld or such other amount that does not trigger adverse accounting consequences. For these purposes, the fair market value of the Option Shares to be withheld shall be determined on the date that Tax-Related Items are to be determined. If the obligation of Tax-Related Items is satisfied by reducing the number of Option Shares issuable upon exercise of the Option, Optionee is deemed (for tax purposes) to have been issued the full number of Option Shares subject to the Option, notwithstanding that a number of the Option Shares is held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Option.

Finally, Optionee shall pay to the Company or the Employer any amount of the Tax-Related Items that the Company or the Employer may be required to withhold as a result of Optionee’s purchase of Option Shares that cannot be satisfied by the means previously described. The Company or the Employer may refuse to honor the exercise of the Option and shall have no obligation to deliver Option Shares until Optionee has satisfied the obligations in connection with the Tax-Related Items as described in this section.

4.            Optionee’s Representations. Optionee hereby represents and warrants as follows:

(a)       the execution, delivery and performance of this Agreement by Optionee does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Optionee is a party or by which he or she is bound;

(b)       except as disclosed to the Company in writing, Optionee is not a party to or bound by any employment agreement, non-compete agreement or confidentiality agreement with any other person or entity (other than the Company or any of its Affiliates);

(c)       upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Optionee, enforceable in accordance with its terms; and

(d)       Optionee has consulted with (or has had an opportunity to consult with) independent legal counsel regarding his or her rights and obligations under this Agreement and that he or she fully understands the terms and conditions contained herein and therein.

5.       Nature of Grant. By entering into this Agreement and accepting the Option evidenced hereby, Optionee further acknowledges that:

(a)       this Option is not issued under a Plan;

(b)       the grant of the Option is voluntary and occasional and does not create any contractual or other right to receive future grants of Options, or benefits in lieu of Options, under any compensation plan the Company has adopted or may adopt, even if Options have been granted repeatedly in the past;

(c)       all decisions with respect to future Options, if any, will be at the sole discretion of the Executive Committee of the Company;

(d)       intentionally omitted;

(e)       the Option is an extraordinary item which does not constitute compensation of any kind for services of any kind rendered to the Company, the Employer or any current subsidiary retaining Optionee and which is outside the scope of Optionee’s employment contract, if any;

(f)       the Option is not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, end-of-service payments, bonuses, long-service awards, pension, welfare or retirement benefits or similar payments;

(g)       in the event that Optionee is not an Optionee of the Company or any subsidiary, the grant of an Option will not be interpreted to form an employment contract or relationship with the Company; and furthermore, the Option will not be interpreted to form an employment contract with the Employer, the Company or any subsidiary;

(h)       the future value of the underlying Class A Common Stock is unknown and cannot be predicted with certainty;

(i)       if the underlying Class A Common Stock does not increase in value, the Option will have no value;

(j)       if Optionee exercises the Option and obtains Option Shares, the value of the Option Shares acquired upon exercise may increase or decrease in value, even below the Option Price;

(k)       in consideration of the grant of the Option, no claim or entitlement to compensation or damages arises from termination of the option or diminution in value of the Option or Option Shares purchased through exercise of the Option resulting from termination of Optionee’s employment or service relationship by the Company or the Employer or by any subsidiary retaining Optionee (for any reason whether or not in breach of applicable labor laws) and Optionee irrevocably releases the Company, the Employer or the subsidiary retaining him or her from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen then, by signing this Agreement, Optionee shall be deemed irrevocably to have waived his or her entitlement to pursue such a claim;

(l)       notwithstanding any terms or conditions of this Agreement to the contrary, in the event of involuntary termination of Optionee’s employment (whether or not in breach of local labor laws), Optionee’s right to receive Options that become exercisable under this Agreement, if any, will terminate effective as of the date that Optionee is no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); furthermore, in the event of involuntary termination of Optionee’s employment (whether or not in breach of local labor laws), his or her right to receive Option Shares pursuant to the exercise of the Option after termination of employment, if any, will be measured by the date of termination of Optionee’s active employment; the Committee shall have the exclusive discretion to determine when Optionee is no longer actively employed for purposes of the Option;

(m)       it is Optionee’s sole responsibility to investigate and comply with any applicable exchange control laws in connection with the issuance and delivery of Option Shares pursuant to the exercise of the Option;

(n)        the Company, the Employer or the subsidiary retaining Optionee are not providing any tax, legal or financial advice, nor are the Company, the Employer or the subsidiary retaining Optionee making any recommendations regarding Optionee’s acquisition or sale of the Option Shares; and

(o)       Optionee is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding this Agreement before taking any action related hereto.

6.            Data Privacy. Optionee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Optionee’s personal data as described in this document by and among, as applicable, the Employer, the Company and any subsidiary for the exclusive purpose of implementing and administering this Agreement.

Optionee understands that the Employer, the Company and any subsidiary of the Company hold certain personal information about Optionee, including, but not limited to, his or her name, home address and telephone number, date of birth, social security number or other identification number, salary, nationality, job title, any shares or directorships held in the Company, details of all Options or any other entitlement to Options awarded, canceled, exercised, vested, unvested or outstanding in Optionee’s favor, as the Employer, the subsidiary retaining Optionee and/or the Company deems necessary for the purpose of implementing and administering this Agreement (the “Data”).

Optionee acknowledges and understands that Data may be transferred to any broker as designated by the Company and any third parties assisting in the implementation and administration of this Agreement, that these recipients may be located in Optionee’s country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than Optionee’s country. Optionee understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. Optionee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing and administering this Agreement, including any requisite transfer of such Data as may be required to a broker or other third party with whom Optionee may elect to deposit any Class A Common Stock acquired upon exercise of the Option. Optionee understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. Optionee understands, however, that refusing or withdrawing his or her consent may affect his or her ability to exercise or realize benefits from the Option. For more information on the consequences of Optionee’s refusal to consent or withdrawal of consent, Optionee understands that he or she may contact his or her local human resources representative.

7.       Notices. Any notice or communication given hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, or by regular mail, first class and prepaid, to the appropriate party at the address set forth below (or such other address as the party shall from time to time specify):

If to the Company, to:	Hyperscale Data, Inc.
11411 Southern Highlands Parkway, Suite 190
Las Vegas, NV 89141
Attention: President and General Counsel

If to the Optionee, to the address on file with the Company.

8.            Third Party Beneficiaries; Successors and Assigns. The parties hereto acknowledge and agree that, except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by Optionee, the Company and their respective heirs, successors and assigns (including subsequent holders of Option Shares); provided, however, that the rights and obligations of Optionee under this Agreement shall not be assignable except in connection with a permitted transfer of Option Shares as provided herein.

9.            Complete Agreement. This Agreement and the other documents referred to herein embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

10.            No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

11.            Counterparts. This Agreement may be executed in separate counterparts, each of which may be delivered via facsimile and is deemed to be an original, and all of which taken together constitute one and the same agreement.

12.            Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without reference to principles of conflicts of laws and each of the parties hereto irrevocably submit to and consent to the jurisdiction and venue of the courts of New York, New York or the federal courts for the United States for the United States District Court for the Southern District of New York, and no other courts where this Option is made and/or to be performed.

13.            Severability. If all or any part of this Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Agreement not declared to be unlawful or invalid. Any section of this Agreement (or part of such a section) so declared to be unlawful or invalid shall, if possible, be construed in a manner that will give effect to the terms of such section or part of a section to the fullest extent possible while remaining lawful and valid.

14.            Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to Options, or Option Shares purchased under this Agreement, by electronic means. Optionee hereby consents to receive such documents by electronic delivery and agrees to any on-line or electronic system established and maintained by the Company or another third party designated by the Company.

15.            Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company’s Board of Directors and Optionee, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

16.            Tax Treatment. Neither party makes any representations or warranties to the other party with respect to the tax treatment of the transactions contemplated hereby.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

HYPERSCALE DATA, INC.

By:

OPTIONEE:

By:
Name:

Exhibit A

HYPERSCALE DATA, INC.

EXERCISE NOTICE

Hyperscale Data, Inc.

11411 Southern Highlands Parkway, Suite 190

Las Vegas, NV 89141

Attention: President and General Counsel

Effective as of today, ______________, ___ the undersigned (the “Optionee”) hereby elects to exercise the Optionee’s option to purchase ___________ shares of the Class A Common Stock (the “Shares”) of Hyperscale Data, Inc. (the “Company”) under and pursuant to the Stock Option Agreement (the “Option Agreement”) dated _______________, 2025.

Representations of the Optionee. The Optionee acknowledges that the Optionee has received, read and understood the Option Agreement and the other documentation referred to therein; the Optionee agrees to abide by and be bound by their terms and conditions.

Rights as Stockholder. Until the stock certificate evidencing such Shares is issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Shares, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such stock certificate promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in the Option Agreement.

Delivery of Payment. The Optionee herewith delivers to the Company the full Exercise Price for the Shares in the form(s) provided for in the Option Agreement.

Tax Consultation. The Optionee understands that the Optionee may suffer adverse tax consequences as a result of the Optionee’s purchase or disposition of the Shares. The Optionee represents that the Optionee has consulted with any tax consultants the Optionee deems advisable in connection with the purchase or disposition of the Shares and that the Optionee is not relying on the Company for any tax advice.

Taxes. The Optionee agrees to satisfy all applicable federal, state and local income and employment tax withholding obligations and herewith delivers to the Company the full amount of such obligations or has made arrangements acceptable to the Company to satisfy such obligations.

Restrictive Legends. The Optionee understands and agrees that the Company may cause the legends set forth below or legends substantially equivalent thereto, to be placed upon any certificate(s) evidencing ownership of the Shares together with any other legends that may be required by the Company or by state or federal securities laws:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR, IN THE OPINION OF COUNSEL SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE THEREWITH.

Successors and Assigns. The Company may assign any of its rights under this Exercise Notice to single or multiple assignees, and this agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Exercise Notice shall be binding upon the Optionee and his or her heirs, executors, administrators, successors and assigns.

Headings. The captions used in this Exercise Notice are inserted for convenience only and shall not be deemed a part of this agreement for construction or interpretation.

Interpretation. Any dispute regarding the interpretation of this Exercise Notice shall be submitted by the Optionee or by the Company forthwith to the board of directors of the Company (the “Board”), which shall review such dispute at its next regular meeting. The resolution of such a dispute by the Board shall be final and binding on all persons.

Governing Law; Severability. This Exercise Notice is to be construed in accordance with and governed by the internal laws of the State of New York without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of New York to the rights and duties of the parties. Should any provision of this Exercise Notice be determined by a court of law to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable.

Notices. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery or upon deposit in the mail by certified mail, with postage and fees prepaid, addressed to the other party at its address as shown below beneath its signature, or to such other address as such party may designate in writing from time to time to the other party.

Further Instruments. The parties agree to execute such further instruments and to take such further action as may be reasonably necessary to carry out the purposes and intent of this agreement.

Entire Agreement. The Option Agreement is incorporated herein by reference and together with this Exercise Notice constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes in their entirety all prior undertakings and agreements of the Company and the Optionee with respect to the subject matter hereof, and may not be modified adversely to the Optionee’s interest except by means of a writing signed by the Company and the Optionee.

Submitted by:	Accepted by:

OPTIONEE:	HYPERSCALE DATA, INC.

By:	By:
Name:	Name:
Title:	Title:

Exhibit B

HYPERSCALE DATA, INC.

INVESTMENT REPRESENTATION STATEMENT

OPTIONEE: _________________

COMPANY: Hyperscale Data, Inc.

SECURITY: Class A Common Stock

AMOUNT: _____________

DATE: ______________

In connection with the purchase of the above-listed Securities, the undersigned Optionee represents to the Company the following:

Optionee is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Securities. Optionee is acquiring these Securities for investment for Optionee’s own account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

Optionee acknowledges and understands that the Securities constitute “restricted securities” under the Securities Act, have not been registered under the Securities Act and are being issued to the Optionee in reliance upon a specific exemption therefrom, which exemption depends, upon among other things, the bona fide nature of Optionee’s investment intent as expressed herein. Optionee further understands that the Securities must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Optionee further acknowledges and understands that the Company is under no obligation to register the Securities. Optionee understands that the certificate evidencing the Securities will be imprinted with a legend which prohibits the transfer of the Securities unless they are registered or such registration is not required in the opinion of counsel satisfactory to the Company.

Optionee is familiar with the provisions of Rule 701 and Rule 144, each as promulgated under the Securities Act, which, in substance, permit limited public resale of “restricted securities” acquired, directly or indirectly from the issuer thereof, in a non-public offering subject to the satisfaction of certain conditions. Rule 701 provides that if the issuer qualifies under Rule 701 at the time of the grant of the Option to the Optionee, the exercise will be exempt from registration under the Securities Act. In the event the Company becomes subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) ninety (90) days thereafter (or such longer period as any market stand-off agreement may require) the Securities exempt under Rule 701 may be resold, subject to the satisfaction of certain of the conditions specified by Rule 144, including: (1) the resale being made through a broker in an unsolicited “broker’s transaction” or in transactions directly with a market maker (as said term is defined under the Exchange Act); and, in the case of an affiliate, (2) the availability of certain public information about the Company, (3) the amount of Securities being sold during any three month period not exceeding the limitations specified in Rule 144(e), and (4) the timely filing of a Form 144, if applicable.

In the event that the Company does not qualify under Rule 701 at the time of grant of the Option, then the Securities may be resold in certain limited circumstances subject to the provisions of Rule 144, which requires the resale to occur not less than one year after the later of the date the Securities were sold by the Company or the date the Securities were sold by an affiliate of the Company, within the meaning of Rule 144; and, in the case of acquisition of the Securities by an affiliate, or by a non-affiliate who subsequently holds the Securities less than two years, the satisfaction of the conditions set forth in sections (1), (2), (3) and (4) of the paragraph immediately above.

Optionee further understands that in the event all of the applicable requirements of Rule 701 or 144 are not satisfied, registration under the Securities Act, compliance with Regulation A, or some other registration exemption will be required; and that, notwithstanding the fact that Rules 144 and 701 are not exclusive, the Staff of the Securities and Exchange Commission has expressed its opinion that persons proposing to sell private placement securities other than in a registered offering and otherwise than pursuant to Rules 144 or 701 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales, and that such persons and their respective brokers who participate in such transactions do so at their own risk. Optionee understands that no assurances can be given that any such other registration exemption will be available in such event.

Optionee represents that he or she is a resident of the state of _________________.

OPTIONEE:

By:
Name:
Title:

Date: